EXHIBIT 99.1

Tennessee Commerce Bancorp Receives Anticipated NASDAQ Notice

FRANKLIN, Tenn. — (BUSINESS WIRE) — Tennessee Commerce Bancorp, Inc. (NasdaqGM: TNCC) (the “Company”) today announced that on March 19, 2008 the Company received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff Determination”) notifying the Company that it fails to comply with NASDAQ’s filing requirement for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14) and that its common stock is, therefore, subject to delisting from The NASDAQ Global Market. Management of the Company anticipated receiving the Staff Determination as a result of the delayed filing of its Form 10-K for the fiscal year ended December 31, 2007 (the “2007 Form 10-K”). The Company previously announced on March 7, 2008 the reasons for the delay in filing the 2007 Form 10-K.

The Company plans to request a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) to address the filing deficiency, which will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing.  The Company anticipates that the hearing will be scheduled to occur within the next 45 days.

In a press release dated March 7, 2008, the Company previously announced that the Audit Committee of the Company’s Board of Directors had engaged a qualified, independent audit firm to assist management in a reassessment of the Company’s internal control over financial reporting.  As reported, this additional assessment resulted in a delay in the filing of the 2007 Form 10-K.  The Company has no reason to believe that any internal control deficiencies will impact its previously reported financial results for the quarter and the year ended December 31, 2007. The Company can provide no assurance, however, that additional control deficiencies will not be reported when the 2007 Form 10-K is filed. The Company intends to file the 2007 Form 10-K with the Securities and Exchange Commission as soon as practicable after the reassessment is completed.  Because the Company is not certain how long the reassessment will take, however, the Company cannot predict the timing of the filing of the 2007 Form 10-K at this time.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee and it has a loan production office in Birmingham, Alabama. Tennessee Commerce Bancorp’s stock is traded on The NASDAQ Global Market under the symbol TNCC.

Forward-Looking Statements

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “may,” “might,” “plan,” “predict,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements relating to the Company’s plans for its listing on The NASDAQ Stock Market and the related NASDAQ Listing Qualifications Panel hearing matters.

We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors may include, but are not limited to, the Nasdaq hearing process and other factors described from time to time in Tennessee Commerce Bancorp’s filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.